                                                                    Exhibit 2n
                                                                    ----------


                           UNITED STATES OF America



                                      v.



                           WESTERN ELECTRIC COMPANY,
                                 INC., et al.,



                     Bell Atlantic Corporation, Appellant.


                       Nos. 92-5079, 92-5111 to 92-5113,
                             92-5167 and 92-5168.


                        United States Court of Appeals
                         District of Columbia Circuit.



                            Argued April 14, 1993.




                          Decided December 28, 1993.

Department of Justice (DOJ) filed motion for declaratory judgment that proposed funding/royalty arrangement between regional holding company and another company did not constitute manufacturing directly or through "affiliated enterprise" within meaning of antitrust consent decree prohibiting AT&T's former local exchange subsidiaries from engaging in manufacture of telecommunications products. The United States District Court for the District of Columbia denied DOJ's motion and holding company's motion for reconsideration, and appeal was taken. The Court of Appeals, Buckley, Circuit Judge, held that: (1) "affiliated enterprise" within meaning of antitrust consent decree, covers all arrangements, contractual or otherwise, in which AT&T's former subsidiaries have direct and continuing share in revenues of entities engaged in prohibited businesses, and (2) remand was required to determine whether regional holding company was entitled to waiver of consent decree's restrictions.

Affirmed and remanded.

Stephen F. Williams, Circuit Judge, filed dissenting opinion.

1.  Federal Courts - 776

District court's construction of antitrust consent decree providing for divestiture of AT&T is subject to de novo review; in interpreting decree, Court of Appeals applies ordinary principles of contract law.

2.  Federal Civil Procedure - 2397.5

"Affiliated enterprise" within meaning of antitrust consent decree prohibiting AT&T's former local exchange subsidiaries from manufacturing telecommunications products, either directly or through any affiliated enterprise, covers all arrangements, contractual or otherwise, in which former subsidiaries have direct and continuing share in revenues of entities engaged in prohibited businesses.

    See publication Words and Phrases for other judicial constructions and definitions.

3.  Federal Courts - 776, 856

In evaluating district court's waiver ruling under provision of antitrust consent decree requiring district court to grant waiver of provisions prohibiting AT&T's former local exchange subsidiaries from manufacturing telecommunications products if there is no substantial possibility that petitioning subsidiary could use its monopoly power to impede competition in market it seeks to enter, Court of Appeals reviews de novo district court's interpretation, but gives deference to its factual determinations under clearly erroneous standard.

4.  Federal Civil Procedure - 2397.6

Regional holding company's requests for waiver under antitrust consent decree provision prohibiting AT&T's former subsidiaries from manufacturing telecommunications products was properly before district court in Department of Justice's (DOJ's) declaratory judgment action seeking to deny request based on alternative theory, where other parties to proceeding argued matter at length.

5.  Federal Civil Procedure - 2397.5

Under provision of antitrust consent decree prohibiting AT&T's former local exchange subsidiaries from manufacturing telecommunications products and requiring waiver if there is no substantial possibility that petitioning subsidiary could use its monopoly of power to impede competition in market it seeks to enter, proper inquiry under market power test is not whether subsidiary may favor particular manufacturer; it is whether such favoritism is likely to result in reduced output or higher prices in particular product or service market.

6.  Federal Courts - 937

Remand was required to determine whether regional holding company was entitled to waiver of antitrust consent decree's prohibition of AT&T's former local exchange subsidiaries from engaging in manufacture of telecommunications products, where holding company wished to provide funds to independent company for product development in exchange for royalties on sales of product to third parties; proposed funding/royalty arrangement appeared likely to limit potential for holding company to engage in forms of anticompetitive conduct that decree's manufacturing restrictions were designed to prevent.

Appeals from the United States District Court for the District of Columbia (D.C. Civil No. 82-0192).

Nancy C. Garrison, Atty., U. S. Dept. of Justice, argued the cause, for appellant United States of America in No. 92-5168. With her on the brief were
J. Mark Gidley, Acting Asst.  Atty. Gen., and Catherine G. O'Sullivan,  Atty.,
U. S. Dept. of Justice.

Michael W. McConnell, argued the cause for the Bell Co. appellants. With him on the joint brief were Stephen M. Shapiro, Michael K. Kellogg, and Lawrence
S. Robbins (for the Bell Companies), James R. Young, John Thorne, and John M. Goodman (for Bell Atlantic Corp.), Walter H. Alford, Mark D. Hallenbeck, and Frederick W. Johnson (for BellSouth Corp.), Richard W. Odgers, Margaret DeB. Brown, and James L. Wurtz (for Pacific Telesis Group), Raymond F. Burke and Gerald E. Murray (for NYNEX Corp.), James D. Ellis, Liam S. Coonan, and Martin
E. Grambow (for Southwestern Bell Corp.), and Jeffrey S. Bork (for US West, Inc.): Clifford Sloan filed an appearance, for appellant Ameritech Corp.

David  Carpenter, argued  the  cause for  appellee  American Tel.  &  Tel. Co.
("AT&T").   With  him on  the  brief were  Francine  J.  Berry and  Howard  J.
Trienens.  Mark C. Rosenblum filed an appearance, for AT&T.

Anthony C. Epstein argued the cause, for intervenors Independent Data Communications Mfrs. Ass'n, Telecommunications Industry Ass'n, Tandy Corp., and MCI Communications Corp. With him on the brief were Chester T. Kamin, Michael H. Salisbury, and Carl S. Nadler, Herbert E. Marks, James L. Casserly, John L. McGrew, John W. Petit, and Neal M. Goldberg. Thomas K. Crowe filed an appearance, for intervenor Tandy Corp. David A Nall filed an appearance, for intervenor Independent Data Communications Mfrs. Ass'n, Inc. Albert H. Kramer and Robert F. Aldrich filed the brief, for intervenor North American Telecommunications Ass'n.

Albert Halprin filed the brief for amicus curiae Northern Telecom, Inc.

Before WALD, BUCKLEY, and WILLIAMS, Circuit Judges.

Opinion for the court filed by Circuit Judge BUCKLEY.

Dissenting opinion filed by Circuit Judge STEPHEN F. WILLIAMS.

BUCKLEY, Circuit Judge:

The 1982 antitrust consent decree providing for divestiture of the American Telephone and Telegraph Company ("AT&T") prohibits its former local exchange subsidiaries, the Bell Operating Companies ("BOCs"), from engaging in certain lines of business, including the manufacture of telecommunications products, either "directly or through any affiliated enterprise." The question presented is whether a contractual relationship under which American Information Technologies Corporation ("Ameritech") would provide funds to an independent company for product development in exchange for royalties on sales of the product to third parties may render the independent company an "affiliated enterprise." The district court answered this question in the affirmative by denying the Department of Justice's ("DOJ") motion for a declaratory judgement that the term "affiliated enterprise" covers only those concerns in which a BOC has either more than a de minimis equity interest or operational control. The court also denied Ameritech's request for a waiver from the consent decree's line-of-business restrictions to permit it to enter such funding/royalty arrangements.

We hold that the term "affiliated enterprise" was intended to cover all arrangements in which the BOCs share directly in the revenues of entities engaged in prohibited businesses, and hence that the district court acted properly by denying the DOJ's motion for a declaratory judgment. We remand, however, to permit a fuller exploration of the question whether Ameritech is entitled to a waiver.

                                I.  BACKGROUND

The AT&T consent decree ("Decree") imposes restrictions on the product and service markets that the BOCs may enter. The restrictions were intended to ensure that the BOCs would not use their monopoly control over local telephone exchanges to impede competition in other markets. See United States. v. American Tel. & Tel. Co., 552 F.Supp. 131, 186-94 (D.D.C. 1982) ("Decree
Opinion"), aff'd sub nom. Maryland v. United States, 460 U.S. 1001, 103 S.Ct. 1240, 75 L.Ed.2d 472 (1983). Section II (D) of the Decree provides:

After completion of the reorganization... no BOC shall, directly or through any affiliated enterprise:

    1. provide interexchange telecommunications services or information services;

    2. manufacture or provide telecommunications products or customer premises equipment (except for provision of customer premises equipment for emergency services); or

    3.    provide   any    other   product   or   service   except,   exchange
          telecommunications and exchange access service, that is not a natural monopoly service actually regulated by tariff.

Id. at 227-28 (emphasis added). The district court has subsequently modified the decree by eliminating the prohibitions on non-telecommunications businesses, United States v. Western Elec, Co., 673 F.Supp. 525,597-99 (D.D.C.
1987), and on providing information services. United States v. Western Elec. Co., 767 F.Supp. 308, 332 (D.D.C. 1991), aff'd, 993 F.2d 1572 (D.C. Cir.
1993). The manufacturing and interexchange restrictions, however, remain in force. See generally United States v. Western Elec. Co., 900 F.2d 283, 300-05 (D.C. Cir. 1990) ("Triennial Review")(declining to lift these restrictions).

The Decree does make it possible for a  BOC to obtain a "waiver" of the  line-
of-business  restrictions  under  certain  conditions.    Specifically,  under
section VIII(C))

    [t]he restrictions imposed upon the separated BOCs by virtue of section II(D) shall be removed upon a showing by the petitioning BOC that there is no substantial possibility that it could use its monopoly power to impede competition in the market it seeks to enter.

Decree Opinion, 552 F.Supp. at 231. Under procedures established by the district court, a BOC seeking a section VIII(C) waiver must first submit its request to the DOJ, which reviews the request and then presents its conclusions to the court. See United States v. Western Elec. Co. 592 F.Supp. 846, 873-74 (D.D.C. 1984).

Ameritech is a regional holding company ("RHC") that is subject to the same restrictions as the BOCs. See United States v. Western Elec. Co., 797 F.2d 1082, 1087-89 (D.C. Cir. 1986) ("Line of Business Restrictions"). On June 16, 1988, Ameritech asked the DOJ to move for a waiver permitting it to enter certain "funding/royalty arrangements" with companies that design, develop, and manufacture telecommunications products. Under the arrangements, Ameritech would provide financial support to "facilitate these companies' efforts to bring their ideas to market," but "[t]he role of designing, developing and manufacturing the products [would] lie exclusively with the funded company." Joint Appendix ("J.A.") at 393. In return for its financial commitment, Ameritech would "receive royalties on the sales of the product to third parties if it is successfully developed." Id. Ameritech further represented that all funding/royalty arrangements would include "a 'most-favored nation' pricing clause" ensuring that the price of the product to Ameritech would be "no higher than that paid by third-parties." Id. at 397
n. 3. Finally in response to a DOJ request, Ameritech agreed that "either the regulated or unregulated side of its business may provide funding for product development but only the side of the business providing the funding would receive any royalties." Id. at 490.

On January 4, 1989, the DOJ responded to Ameritech's request by filing a motion for a declaratory judgment that the proposed funding/royalty arrangements did not constitute manufacturing "directly or through an affiliated enterprise." Specifically, the DOJ urged the court to declare that the term "affiliated enterprise refers only to entities in which a BOC has a more than de minimus [sic] equity interest (5% or more) or exercises operational influence." Id. at 434 (internal quotation marks omitted). Because the funding/royalty arrangement satisfied neither of these criteria, the DOJ claimed that they were not prohibited by section II(D).

In the alternative, the DOJ argued in a footnote that if the court found that the funding/royalty arrangements did implicate section II(D), "a waiver pursuant to section VIII(C) should be granted" because there was "no substantial possibility that Ameritech could use its monopoly power to impede competition in the markets it seeks to enter..." Id. at 429 n. 4. The DOJ supported this conclusion with a scant three sentences of analysis but added that it "would be willing to address in a more detailed fashion the waiver issues, if such elaboration would be of assistance to the court." Id. at 429-30 n. 4.

More than three years later, on January 31, 1992, the district court denied the DOJ's motion for a declaratory judgment. See United States v. Western Elec. Co., No. 82-0192, mem. op. at 6, 1992 WL 26683 (D.D.C. Jan. 31, 1992)
("Ameritech Decision"). The court stated that it had already "considered and rejected the Department's contention that 'affiliated enterprise' be narrowly construed to apply only to those enterprise[s] in which a Regional Company has an equity interest." Id. at 3. In particular, the court relied on United States v. Western Elec. Co., No. 82-0192, 1986 WL 11238 (D.D.C. Aug 7, 1986),
rev'd on other grounds, 894 F.2d 430 (D.C. Cir. 1990), in which it held that no waiver was necessary for NYNEX's purchase of a conditional right to acquire a company engaged in the provision of interexchange service, see id. at 6-8, but that such conditional interests would in some cases trigger the need for a waiver, see id. at 3-4. Quoting from that case, the court determined that a waiver is required for a funding/royalty arrangement, and by implication there is an "affiliated enterprise" under section II(D), whenever "a Regional Company would have 'a substantial incentive and ability unfairly to impede competition by use of its monopoly position in the market it is entering.'" Ameritech Decision, mem. op. at 4. The court then emphasized that the DOJ's interpretation "would not alleviate the incentive and ability of the Regional Companies to engage in anticompetitive conduct," id., and would as a result "undercut the purposes of the manufacturing restrictions" Id. at 6. The court illustrated this point in the following fashion:

    It is beyond dispute...that a Regional Company that funds in large part the activities of a small manufacturer, and that has the option of funding its activities in the future, exercises a great deal of influence over the decisions of that company regardless of whether or not it has an equity interest in the company. Nor can it be doubted that a company that stands to earn substantial royalties on the sale of a product has an incentive to discriminate in favor of the product. There is the risk a company would cross-subsidize the price of the product and pass on artificially high prices to its ratepayers. There is therefore no rational basis under the decree for distinguishing the risks posed by such a royalty arrangement from those posed by an equity investment in a manufacturer.

Id. at 5-6. Finally, the court rejected the suggestion that the DOJ's approach was preferable because it would promote greater certainty for those in the telecommunications industry. The court noted that the concept of "operational influence" in the DOJ's interpretation "is hardly a clear-cut term," and that in any event "perceived difficulty of resolving issues under the decree is not a basis for ignoring decree restrictions." Id. at 6 n. 2.

On March 3, 1992, the court denied Ameritech's motion for reconsideration. Shortly therefore, the court issued a further Memorandum and Order intended to "clarify] the status of Ameritech's waiver request," United States v. Western Elec. Co., No. 82-0192, mem. op. at 2, 1992 WL 71395 (D.D.C. Mar. 24, 1992)
("Ameritech Waiver Ruling"), as this request had not been explicitly considered in the court's previous pronouncements. At the outset, the court determined that "the request for a waiver was never properly before this Court" because (1) "[t]he Department did not specifically request a waiver,"
(2) the DOJ discussed the waiver only in one footnote of an eighteen-page submission, and (3) the "casual discussion" contained in that footnote "does not constitute a sufficient or appropriate request to this Court for a waiver." Id. Notwithstanding this procedural problem, the court announced that "out of an abundance of caution and to ensure that all interested parties are sufficiently clear as to the posture of this issue, the Court hereby specifically declines to grant Ameritech a waiver." Id. According to the court, "the conditions Ameritech suggests for its funding/royalty arrangement would not sufficiently minimize its incentives and its ability to favor a funded manufacturer"; and they "would...require such detailed supervision as might be appropriate for a regulatory agency, not the Court." Id. at 2-3 (footnote omitted).

The DOJ and the seven RHCs (collectively, "appellants") now appeal the district court's rulings. They are opposed by AT&T and a coalition comprised of the Independent Data Communications Manufacturers Association, the North American Telecommunications Association, the Telecommunications Industry
Association, Tandy Corporation, and MCI Communications Corporation (collectively, "appellees").


                                II.  DISCUSSION

Appellants argue that (1) the district court erred by rejecting the DOJ's purely structural definition of the term "affiliated enterprise"; and (2) even if the district court correctly construed that term, it should have granted Ameritech's waiver request. We affirm the district court's ruling on the definitional issue, although we do so on the basis of an interpretation of "affiliated enterprise" that covers all revenue sharing arrangements between the BOCs and entities engaged in prohibited businesses. We remand, however, for further consideration of the waiver request.

A.  The Definition of "Affiliated Enterprise"

[1] The district court's construction of the Decree is subject to de novo review. See Triennial Review, 900 F.2d at 293; United States v. Western Elec. Co., 894 F.2d 1387, 1390 (D.C.Cir.1990) ("Manufacturing Appeal"); Line of Business Restrictions, 797 F.2d at 1089. In interpreting the Decree, we apply ordinary principles of contract law. United States v. ITT Continental Banking Co., 420 U.S. 223, 236-37, 95 S.Ct, 926, 934-35, 43 L.Ed.2d 148 (1975);
United States v. Western Elec. Co., 894 F.2d, 430 ,434 (D.C.Cir.1990) ("Conditional Interest Appeal"). This implies that the meaning of the Decree "must be discerned within its four corners," United States v. Armour & Co., 402 U.S. 673, 682, 91, S.Ct. 1752, 1757-58, 29 L.Ed.2d 256 (1971), although we may also consult certain "aids to construction," including "the circumstances surrounding the formation of the consent order, any technical meaning words used may have had to the parties, and any other documents expressly incorporated in the decree." ITT, 420 U.S. at 238, 95 S.Ct. at 935; see also Manufacturing Appeal, 894 F.2d at 1390; Conditional Interest Appeal, 894 F.2d at 434.

Our inquiry begins, of course, with the text of the Decree. Unfortunately, it is not dispositive. At no point does the Decree define the term "affiliated enterprise," see Conditional Interest Appeal, 894, F.2d at 433; and scrutiny of sections of the Decree other than section II(D) offers little help.
Section IV(A) of the Decree defines the word "affiliate" in terms of ownership and control. It states:

    "Affiliate" means any organization or entity, including defendant Western Electric Company, Incorporated, and Bell Telephone Laboratories, Incorporated, that is under direct or indirect common ownership with or control by AT&T or is owned or controlled by another affiliate.

Decree Opinion, 552 F.Supp. at 228. But that section explicitly applies only for the purpose of identifying affiliates of AT&T. Moreover, section IV(C) of the Decree suggest that "affiliated enterprise" has a broader meaning. That section defines "Bell Operating Companies' and 'BOCs'" to include "any entity directly or indirectly owned or controlled by a BOC or affiliated through substantial common ownership." Id. As "owned," "controlled," and "common ownership" are all subsumed within the definition of a BOC, section II(D)'s reference to "affiliated enterprise" would appear to embrace entities that are related to a BOC in other ways. Cf. Brinderson-Newburg Joint Venture v. Pacific Erectors, Inc., 971 F.2d 272, 279 (9th Cir.1992) (stating that "a contract should be interpreted so as to give meaning to each of its provisions"), cert.  denied,  __ U.S.___,  113 S.Ct.  1267, 122  L. Ed.2d  663
(1993); Restatement (Second) of Contracts Section 203(a) & cmt. b (1981).

Because  the text  of the  Decree  is not  dispositive  as to  the meaning  of
"affiliated enterprise," the DOJ would have us adopt the usual corporate understanding of affiliation as a relationship involving ownership or control. See, e.g., Black's Law Dictionary 54 (5th ed. 1979) ("affiliate company" defined as a "[c]ompany effectively controlled by another company"). Our task, however, is to apply the Decree as it was written and understood by the parties. To this end, we must "ground[][our interpretation] in the...contemporaneous understandings of its purposes, not in our own conception of wise policy." Conditional Interest Appeal, 894 F.2d at 434. Statements made by the parties at the time the Decree was entered and implemented clearly indicate that the term was intended to cover certain contractual relationships not involving ownership or control. Most notably, the DOJ, the "principal proponent" of the line-of-business restrictions, see Decree, Opinion, 552 F.Supp. at 186 n. 227, stated on several occasions that it viewed section II(D) as proscribing contractual arrangements under which the BOCs, as in the proposed funding/royalty arrangements, would share expenses and revenues with entities engaged in prohibited businesses. Although the DOJ's comments refer specifically only to arrangements between the BOCs and interexchange carriers, there is no sound reason to construe "affiliated enterprise" differently for purposes of the manufacturing restriction as BOC involvement in both activities is proscribed by section II(D).

For example, during the Tunney Act proceedings that preceded entry of the Decree, the DOJ addressed the issue of capacity sharing arrangements between the BOCs and interexchange carriers. According to the DOJ, such arrangements would run afoul of the line-of-business restrictions "to the extent that, as a practical matter, such agreements amount to a joint venture with the sharing enterprise, or otherwise give the BOC a stake in its financial success, e.g., payments on a per-unit-of-traffic basis..." See Response to Public Comments on Proposed Modification of Final Judgment, 47 Fed.Reg. 23,320, 23,347 (May 27,
1982). Appellants seek to discount the significance of this statement by claiming that it "concerned a draft of the decree that the district court did not enter." Reply Brief for Appellants at 10 (emphasis in original). It is true that subsequent to these comments, the district court added section VIII(A) of the Decree, which permits the BOCs to market customer premises equipment. See Decree Opinion, 552 F.Supp. at 191-93, 231. We are not persuaded, however, that this change substantially implicates the meaning to be attributed to the term "affiliated enterprise" in section II(D).

Similarly, immediately prior to divestiture, the question arose whether AT&T could, on an interim basis, maintain "division of revenue" arrangements with the BOCs as a means of compensating them for exchange access services. See United States v. Western Elec. Co., 578 F.Supp. 653, 654 (D.D.C. 1983). When the Bell Atlantic Telephone Companies objected to these arrangements, the DOJ filed a response supporting their position. In its response, the DOJ clearly stated its view that the division of revenue arrangements violated section II(D), notwithstanding the absence of ownership or control. According to the
DOJ:

    Section II(D)(1) of the Decree provides, inter alia, that following divestiture no BOC shall provide interexchange telecommunications. That prohibition clearly extends to any arrangement, including one based on division of revenues, between a BOC and an interexchange carrier that gives the BOC a direct financial stake in the success or failure of the interexchange carrier.

J.A. at 273 n. *. The district court subsequently endorsed this view by finding that the division of revenue proposal was "violative of the decree in that it continues Operating Company participation in interexchange telecommunications prohibited by section II(D)(1) of the decree." United States v. Western Elec. Co., 578 F.Supp at 655.

In other contexts, furthermore, the term "affiliate" encompasses relations beyond ownership or control. See, e.g., 15 U.S.C. section 79b(a)(11) (defining a company's affiliate[s]" to include not only entities connected through ownership and control, but also those that "stand in such relation to [the] specific company that there is liable to be... an absence of arm's-length bargaining..."). One particularly pertinent example is the FCC's longstanding "cross-ownership" rule. This rule was developed to prevent local telephone companies from using their control over essential facilities to impede competition in the cable television market, see National Cable Television Ass'n, Inc. v. FCC, 914 F.2d, 285, 287 (D.C.Cir.1990), and hence are directly analogous to section II(D). At the time the Decree was entered, the cross-ownership rule provided that "[n]o telephone common carrier...shall engage in the furnishing of cable television service to the viewing public in its telephone service area, either directly, or indirectly through an affiliate owned by, operated by, controlled by, or under common control with the telephone common carrier." 47 C.F.R. section 63.54 (1982). The regulation further explained that "the terms 'control' and 'affiliate' bar any financial or business relationship whatsoever by contract or otherwise, directly or indirectly between the carrier and the customer, except only the carrier-user relationship." Id. Note 1(a) (emphasis added). Under this definition, which remains substantially unchanged in the current version of the cross-ownership rule, see 47 C.F.R. section 63.54(c) 1992, a wide variety of contractual arrangements suffice to create an affiliation. See, e.g., National Cable Television Ass'n, 914 F.2d at 287-88 (illustrating that the FCC may, under that rule, find affiliation to exist based on a financing arrangement between a telephone company and a corporation engaged in the provision of cable television services).

More broadly, to the extent that the terms of the Decree are ambiguous, we are obliged by our precedent "to read the Decree's line-of-business restrictions in light of the parties' jointly intended purpose to stymie efforts by a local monopoly to use its stranglehold on essential facilities and services to thwart effective competition in areas where its monopoly position was not protected by the Decree." Manufacturing Appeal, 894, F.2d at 1394 (internal quotation marks, brackets, and citation omitted; emphasis in original); see also Line of Business Restrictions, 797, F.2d at 1088. A definition of "affiliated enterprise" that turns entirely on ownership or control would frustrate this purpose.

As this court has explained, the line-of-business restrictions were intended to preclude three different types of anticompetitive conduct that were associated with AT&T's predivestiture business practices:

    The first was AT&T's alleged efforts to impede independent manufacturers by affording Western Electric, AT&T's manufacturer subsidiary, privileged access to the technical specifications of AT&T's exchange systems. The second was AT&T's alleged policy of "cross-subsidizing" Western Electric's development efforts through funds derived from AT&T's local exchange monopoly, permitting Western Electric to undercut its competitors while passing on its losses to AT&T's service customers. And the third was AT&T's alleged "favoritism" its willingness to buy Western Electric products instead of cheaper, better products manufactured by Western Electric's, competitors.

Manufacturing Appeal, 894 F.2d at 1391-92 (citations omitted); see also Triennial Review, 900 F.2d at 290; Decree Opinion, 552 F.Supp. at 190-92. If an RHC provided a manufacturer with research and development funds in exchange for a continuing share in that manufacturer's future sales, it could have a significant incentive to pursue each of the designated strategies in an attempt to protect its stake and enhance its earnings. First, the RHC could grant the manufacturer privileged access to its technical requirements or even adopt standards preferentially beneficial to that manufacture. Such practices could enhance the manufacturer's competitive position by giving it a substantial advantage in making sales both to the RHC and to third parties within the RHC's operating region. Second, an RHC might engage in cross-subsidization by paying inflated equipment prices to that manufacturer in order to enable it to undersell its competitors and gain power in other markets. Third, an RHC might purchase its equipment exclusively from a manufacturer in which it has a stake, even if that manufacturer produced a higher-priced or lower-quality product. The existence of such a guaranteed market might enable the manufacturer to achieve economies of scale that would permit lower prices to third-party buyers, thereby increasing the RHC's royalties, while foreclosing a significant share of the market from independent manufacturers.

Finally, it is noteworthy that at the outset of these proceedings, Ameritech itself apparently believed that its proposed funding/royalty arrangements implicated the line-of-business restrictions. When Ameritech approached the DOJ about these arrangements, Ameritech did not contend that they fell beyond the ambit of section II(D). Instead, it argued only that a waiver should be granted under section VIII(C). Thus, Ameritech clearly understood that, whatever its meaning in other contexts, the term "affiliated enterprise" as used in the Decree was intended to encompass more than ownership and control relationships.

[2] In light of these considerations, we hold that the district court properly rejected the DOJ's definition of the term "affiliated enterprise." At the same time, however, we decline to endorse the district court's test, under which an affiliated enterprise exists if a BOC has a "substantial incentive and ability unfairly to impede competition by use of its monopoly position in the market it is entering." Ameritech Decision, mem. op. at 4 (quotation marks, ellipsis, and citation omitted). Instead, we find that the term "affiliated enterprise" covers all arrangements, contractual or otherwise, in which the BOCs have a direct and continuing share in the revenues of entities engaged in prohibited businesses. We adopt this position for several reasons.

As  an  initial matter,  the  district court's  interpretation  is necessarily flawed because it overlaps with and renders inoperative the standard for granting waivers under section VIII(C). The critical consideration in determining whether a waiver is available is whether a BOC has the power - and hence the "ability"-to adversely affect competition in the market it seeks to enter. See United States v. Western Elec. Co., 969 f.2d 1231, 1241 (D.C. Cir.1992) ("CCS Waiver Opinion"); United States v. Western Elec. Co., 907 F.2d 1205, 1209 (D.C.Cir.1990) ("Distribution Waiver Opinion"); Triennial Review, 900 F.2d at 296. If, however, the "ability to unfairly impede competition" is taken into account in assessing whether an "affiliated enterprise" exists, the waiver provision will never come into play: Those arrangements rising to the level of an affiliated enterprise could not qualify for a waiver, while arrangements not constituting an affiliated enterprise could qualify for a waiver but would have no need for one.

Moreover, even in the absence of this structural defect, the district court's test generates substantial uncertainty as to which contractual arrangements do and do not create an affiliated enterprise. The district court's approach turns on the court's own assessment of the competitive risks of particular arrangements. As a result, it is difficult for actors in the telecommunications industry to know ex ante which agreements they may entire without invoking the waiver process. To compound the difficulty, the district court's test is potentially applicable to a wide variety of contractual arrangements that do no involve revenue sharing, including exclusive marketing agreements and extended supply contracts. Accordingly, the test may improperly chill arrangements that promise substantial economic benefits without meaningful risk of anticompetitive effects.

By contrast with these problems, an interpretation of affiliated enterprise that covers all revenue sharing arrangements is simple and easily administered. More to the point, however, such a reading comports with the parties' contemporaneous understandings of the line-of-business restrictions, as reflected in the DOJ's comments and the district court's ruling on revenue-sharing arrangements between the BOCs and interexchange carriers. It is also faithful to our obligation to construe ambiguous terms in such a way as to effectuate the purposes of the Decree.

Among the most important of these was to "sharply limit[] the ability of businesses with bottleneck control of local telephone service to utilize their monopoly advantages to affect competition in competitive markets." Line of
Business Restrictions, 797 F.2d at 1088. That objective would not be served if the reach of section II(D) were limited to BOCs and entities they own or control, as "anything that can be accomplished by ownership of two [firms in vertical markets] also can be accomplished by a properly drawn contract" between them. Richard A. Posner & Frank H. Easterbrook, Antitrust 869 (2d ed.
1981).

B.  The Waiver Request

[3] Section VIII(C) of the Decree does not merely authorize a waiver; it requires the district court to grant a waiver if "there is no substantial possibility that [the petitioning BOC] could use its monopoly power to impede competition in the market it seeks to enter." Decree Opinion, 552 F.Supp. at
231.  Under the standard established in Triennial Review, a BOC (and  hence an
RHC) cannot "impede competition," as that phrase is used in section VIII(C), unless it has market power; that is, "the ability to raise prices or restrict output in the market it seeks to enter." 900 F.2d at 296; see also CCS Waiver Opinion, 969 F.2d at 1241; Distribution Waiver Opinion, 907 F.2d at 1209. The burden of demonstrating that a waiver is appropriate rests with the petitioning BOC. Triennial Review, 900F.2d at 296. In evaluating the district courts waiver ruling, we review de novo the court's interpretation of section VIII(C), but we give deference to this factual determinations under the clearly erroneous standard. See id. at 293-94.

[4] At the outset, we reject the district court's position that Ameritech's "request for a waiver was never properly before [it]." Ameritech Waiver Ruling, mem. op. at 2. The DOJ did relegate discussion of a waiver to a mere footnote in its declaratory judgment motion, choosing instead to focus almost exclusively on its preferred definition of the term "affiliated enterprise." But other parties to the proceeding - most prominently Ameritech itself - argued the matter at length. Moreover, Ameritech carefully followed the procedures prescribed by the district court as part of a four-year effort to obtain a wavier for its proposed funding/royalty arrangements. To hold that Ameritech was not entitled to an adjudication of its request after running this obstacle course, simply because the DOJ elected to emphasize an alternative legal theory, is rather unfair.

It is true that, because the DOJ failed to address the waiver issue in a meaningful way, the district court did to have the benefit of the type of "predictive economic analysis" from the DOJ that this court has emphasized as being critical to making waiver decisions. See CCS Waiver Opinion, 969 F.2d at 1241; Distribution Waiver Opinion, 907 F.2d at 1209; Triennial Review, 900 F.2d at 297-98. At least in the circumstances of this case, however, the appropriate remedy for the deficiency was not to erect a procedural bar to consideration of Ameritech's request; rather, it was to take advantage of the Department's representation that it would "address in a more detailed fashion the waiver issues, if such elaboration would be of assistance to the court." J.A. at 429-30 n. 4. Significantly, at oral argument, the DOJ renewed its offer to provide an economic analysis by requesting that, if its interpretation of affiliated enterprise were rejected, the case be remanded to enable it to "address the competitive effects question in light of current market conditions and under the standard of [the] Triennial Review decision." Transcript at 10. Our decision today will provide it with that opportunity.

[5] Moving to the district court's substantive ruling that Ameritech was not entitled to a waiver, we agree with appellants that this ruling is flawed because the district court failed to apply the "market power" test elaborated in Triennial Review. The district court's cursory opinion states only that "the conditions Ameritech suggests for its funding/royalty arrangement would not sufficiently minimize its incentives and ability to favor a funded manufacturer." Ameritech Waiver Ruling, mem. op. at 2. The proper inquiry under the market power test, however, is not whether a BOC may "favor" particular manufacturers; it is whether such favoritism is likely to result in reduced output or higher prices in a particular product or service market. As our dissenting colleague points out in his excellent analysis of current realities in the field of telecommunications, there may be good reason to believe that in this case it would not.

[6] Appellees contend that even if we were to remand this case for consideration under the proper standard, denial of Ameritech's waiver request would follow directly from Triennial Review. In that case, we declined to lift the manufacturing restriction on the ground that, at least in the market for telecommunications equipment (i.e., transmission equipment and central office switches), the BOCs continued to possess sufficient market power to enable them to reduce output and raise prices by purchasing equipment exclusively from their "manufacturing affiliates" and cross-subsidizing those affiliates. See Triennial Review, 900 F.2d at 303. Appellees appear to claim that this conclusion applies equally well to entities that are linked to a BOC through funding/royalty arrangements as it does to those that are owned or controlled by one.

We find that Triennial Review does not foreclose Ameritech's waiver request. The questions presented in that case was whether there should be a "complete removal of the manufacturing restriction." Id. at 304 (emphasis in original). Accordingly, there is not even a hint that we considered the different ways in which a BOC might be affiliated with a manufacturer, or the effects that various forms of affiliation might have on a BOC's ability to exercise market power in telecommunications product markets. Moreover, at least on their face, the proposed funding/royalty arrangements appear likely to limit the potential for Ameritech to engage in the forms of anticompetitive conduct that the manufacturing restrictions were designed to prevent. As the district court observed in modifying the Decree to permit the BOCs to market customer premises equipment ("CPE"), "[a]nticompetitive activities undertaken by two separate corporations rather than by two components of the same corporation are likely to be far more difficult to accomplish because of increased problems of coordination and the greater possibility of detection." Decree Opinion, 552 F. Supp. at 191; see also United States v. Western Elec. Co., 569 F.Sup. 1057, 1089 (D.D.C. 1983) (permitting the BOCs to sublicense consumer premises equipment patents to independent manufacturers on essentially the same grounds). Ameritech's proposal also includes a series of conditions that further diminish the likelihood of anticompetitive activity. In light of Triennial Review's apparent view that the rationale for continuing the manufacturing restrictions was less than overwhelming, particularly with respect to the CPE market, see 900 F.2d at 304-05 (upholding the district court's refusal to modify the Decree largely on burden of proof grounds), it may well be that Ameritech's diminished ability to pursue anticompetitive practices through funding/royalty arrangements is sufficient to warrant some form of waiver.

Turning first to the matter of cross-subsidization, Ameritech's proposal includes several safeguards designed to minimize the possibility that it could cross-subsidize the funded manufacturer with revenues from its local exchange monopoly. "Cross-subsidization may take a variety of forms." United States
v. Western Elec. Co., 592 F.Supp. at 853. Perhaps the most common approach is for the price-regulated firm to invest in an activity (e.g., research and development) that is necessary for its regulated business, but which also contributes to a good or service to be sold in unregulated markets. By allocating the joint costs disproportionately to the regulated side of the business and passing them on to ratepayers, the firm obtains a cost advantage in the unregulated market, which it can exploit either by reaping supra-competitive profits or by engaging in predatory pricing against its competitors. See id. This form of cross-subsidization, however, is effectively impossible under Ameritech's proposal. Because Ameritech's role would be limited to providing financial assistance to a manufacturer who bore sole responsibility for designing, developing, and manufacturing the products, there would be no incurring of joint costs, and hence no possibility that the costs could be misallocated. Moreover, Ameritech has agreed that royalties would be paid only to the side of the business providing the funding, thereby ensuring that ratepayer money would not bankroll telecommunications products investments that would yield returns to the unregulated side of the business.

An alternative form of cross-subsidization postulated by appellees is for the regulated firm to purchase products from a manufacturing affiliate at inflated prices. The firm then passes the costs on to ratepayers, while the affiliate may exploit its excess profits by underselling competitors to gain power in the product market. The risk of this form of cross-subsidization, however, is limited in the first instance by Ameritech's most favored nation clause, which would ensure that the price paid to a funded manufacturer would be no greater than the market price paid by third parties. Even if the most favored nation clause proved unenforceable, however, this type of cross-subsidization seems unlikely. Ameritech would receive no direct benefit from the purchase of equipment at inflated prices, as the proposed arrangements provide for the payment of royalties only on sales to third parties. Instead, Ameritech would benefit only if the manufacturer used the proceeds of the sales to reduce the price of its product to third parties, thereby increasing sales volume and hence Ameritech's royalties. This possibility strikes us as highly speculative, especially in light of the manufacturer's independence from Ameritech control. Moreover, if a manufacturer were to engage in such a scheme, it would run the risk of detection by either its competitors or Ameritech's regulators. Cf. Decree Opinion, 552 F. Supp. at 192 (observing that "the participation of a second company would probably make cross-subsidization far easier to detect").

Moving to the question of discriminatory interconnection, Ameritech's proposal does not entirely eliminate the risk that it would provide a funded manufacturer with privileged access to its technical requirements or adopt standards preferentially beneficial to that manufacturer. Nevertheless, it is likely that interconnection standards that systematically favor funded manufacturers would be highly conspicuous. Cf. id. at 191 (noting that "it would be quite difficult for an Operating Company to conspire successfully with a manufacturer to provide advance information about revised network standards or to impose interconnection restrictions which favored that manufacturer's products and no one else's"); see also id. at 191-92 n. 246. Moreover, appellants claim that such preferential standards would be counterproductive in that they would make manufacturer's product less compatible with other systems, hence less attractive to buyers outside of Ameritech's region, on whom its royalties largely depend. This argument has some force, but we note at least two reservations that are worth exploring on remand. First, it might be possible for a product to include certain
"optional" features that would enable it to meet Ameritech's technical requirements without diminishing its attractiveness in other regions. Second, in the case of CPE, Ameritech's region may by itself constitute a sufficiently large market for sales to third parties that it would be profitable for Ameritech to develop discriminatory standards favoring a funded manufacturer.

Finally, as appellees point out, the funding/royalty arrangements might result in Ameritech purchasing equipment solely from its funded manufacturer, regardless of whether that manufacturer's product represents the best price/quality combination. Accordingly, there would likely he some foreclosure of the relevant markets to independent manufacturers. Still, Triennial Review found that this foreclosure would not, by itself, lead to the exercise of power in the CPE market "[s]ince the BOCs purchase only a minute percentage of the nation's CPE output." 900 F.2d at 304. The risks posed by foreclosure in the telecommunications equipment market are more substantial, although it is worth noting that Triennial Review relied on both cross-subsidization and foreclosure in deciding not to lift the manufacturing restriction. See id. at 303. To the extent that the funding/royalty arrangements reduce the risk of cross-subsidization, a waiver might still be appropriate.

Before closing, it is important to address the district court's concern that the conditions included in Ameritech's proposal would be difficult to enforce. We agree that it is entirely proper for the district court to consider the enforceability of proposed Decree modifications. We also recognize that the broad, prophylactic line-of-business restrictions were necessitated in part by AT&Ts ability to evade regulatory constraints, see Decree Opinion, 552 F.Supp. at 167-68, a pattern of activity that could well be replicated by the BOCs, see United States v. Western Elec. Co. 673 F. Supp 525, 566-67 (D.D.C.1987) (discussing several examples of discriminatory interconnection and cross-subsidization by the BOCs), aff'd in part, Triennial Review, 900 F.2d 283 (D.C.Cir. 1990). We must insist however, that if the district court is to rely on enforceability concerns in denying waiver request, it must do so on a consistent basis.

In the present case, the district court's concern for enforceability may be well-founded with respect to Ameritech's most favored nation pricing clause, as price comparisons may be inhibited by the heterogeneous, highly customized nature of many telecommunication products. But cf. Distribution Waiver Opinion, 907 F.2d at 1210 (encouraging the grant of a waiver to enable on RHC's subsidiary to distribute telecommunications products, in part on the ground that sales to third parties could "provide benchmarks that would ease detection of ... overcharges" on sales to the RHC). Still, the remaining conditions--the requirement that royalties be paid only on sales to third parties and Ameritech's representation that only the side of the business providing the funding would receive the royalties-- do not appear to be significantly different from conditions imposed in other waivers that the district court has approved. For example, in United States v. Western Elec. Co., Civ.A. No. 82-0192, 1987 WL 10108 (D.D.C. 1987), the court granted a waiver to allow NYNEX to enter the advertising business on the conditions that
(1) the business would be conducted through a separate corporate entity, (2) the business would obtain its own debt financing without NYNEX's assistance,
(3) the total revenues of the advertising business would not exceed ten percent of NYNEX's total net revenues, and (4) there would be no joint marketing with NYNEX's operating telephone company. See id. at *1-*2; see also United States v. Western Elec. Co., Civ.A No. 82-0192, 1989 WL 13378, at *6 (D.D.C Feb.13, 1989) (permitting Pacific Telesis to acquire an interest in a company providing interexchange telecommunications between Japan and North America as long as the business was conducted through a separate corporate entity and Pacific Telesis would not discriminate against competing interexchange carriers); United States v. Western Elec. Co. 592 F.Supp. at 871-72 (indicating that the court would consider waiver request to permit the RHC's to engage in nontelecommunications businesses, but that the waivers would require that those businesses (1) be conducted through a separate subsidiary, (2) obtain their own debt financing without the BOC's assistance,
(3) not exceed ten percent of a BOC's net revenues, and (4) agree to certain monitoring requirements). Accordingly, if the district court is to rely on enforceability concerns with respect to these of Ameritech's request, further explanation is required.


                               III.  CONCLUSION

Throughout their arguments to this court, appellants have emphasized that, in the absence of ownership and control, a funding/royalty arrangement between an RHC and a manufacturer poses few competitive risks. In light of the realities of today's telecommunications product markets, they may well be right. Scores of new companies are competing vigorously in virtually every area of the market, and the stringent prophylactic measures adopted in 1982 by the parties to the Consent Decree may no longer be necessary in order to forestall potential abuses of monopoly power by the BOCs. It is for this reason that the Decree permits any BOC to seek adjustment to changed economic circumstances by either applying to the district court for a modification of its provisions under section VII or for a waiver under section VIII(C). Our task, however, is to apply the Decree as it was written and understood by the parties, and not as it might have been written if they had the benefit of hindsight. We therefore affirm the district court's denial of the DOJ's declaratory judgment motion, and we remand the case for further exploration of the waiver request as it is under the waiver provision that the potential for anticompetitive abuses is properly considered.

So ordered.

STEPHEN F. WILLIAMS, Circuit Judge, dissenting:

The AT&T modified Final Judgment dismantled the old Bell System. See United States v. AT&T, 552 F.Supp. 131, 226-34 (D.D.C.1982) ("MFJ Opinion"), aff'd
without opinion sub nom. Maryland v. United States, 460 U.S. 1001, 103 S.Ct. 1240, 75 L.Ed.2d 472 (1983). Section II(D) of the decree bars one set of the resulting offspring-- the Bell Operating Companies or BOCs-- from entering into various lines of business, such as provision of interexchange Telecommunications services and manufacturer of "telecommunications products" (subject to various exceptions). Id. at 227-28. Section II(d) explicitly applies the restriction to the BOCs' affiliates: "N[o] BOC shall, directly or through any affiliated enterprise" provide the forbidden goods and services. Id. The majority here concludes that, as a result of this reference to affiliation, the Section II(D) restriction bans "all arrangements, contractual or otherwise, in which the BOCs have a direct and continuing share in the revenues of entities engaged in prohibited businesses." Major.Op. at 232 (emphasis in original). The direct result of the ruling is to scotch the transaction that gave rise to this litigation, under which a BOC, Ameritech, advanced money enabling David Systems to apply an innovative technology to a telecommunications product, with David Systems in return obliged to pay Ameritech a share of its revenues from sales of the product.

The indirect results are far more serious. In adopting this sweeping idea of affiliation, the court looses the concept from its core meaning of control, characteristically exercised through some kind of ownership. The court substitutes an amorphous notions that seems likely to obstruct a wide range of BOC efforts to advance entry into telecommunications by firms that, by any ordinary standard, would be viewed as independent. Although the court's interpretation has modest support in some parol evidence, it has none in the language of the decree itself and is sharply contradicted by the behavior of the parties to the MFJ-- especially that of AT&T, which now appears as the interpretation's major champion. Ironically, the court's construction of
Section II(D) will--in the name of competition-- actually inhibit competition in the lines of business from which the BOCs were excluded; it will thereby facilitate AT&T's overwhelming dominance in some of those lines-- represented, for example, by its 49% of sales of central office switches. See Appellants' Brief at 34 n.40 (citing NATA, 1992 Telecommunications Market Review & Forecast 78 (1992).

This dissent will first consider some specific clues to the meaning of "affiliated enterprise" in Section II(D) of the consent decree: the language of Section II(D) in relation to other references to affiliation in the MFJ, uses of the concept of affiliation in the other antitrust consent decrees of substantially the MFJ's vintage, parol evidence as to the parties' intent at the time the decree was agreed to, and the later behavior of the parties. Then it will consider whether the majority's expansive interpretation can be justified in terms of the anti-competitive risks that drove adoption of the decree.

                                *      *      *

Decree references to affiliation, Section II(D)'s use of the term "affiliated entity" is not the decree's only reference of affiliation. Section IV(A) defines as an affiliate of AT&T "any organization or entity ... that is under direct or indirect common ownership with or control by AT&T or is owned or controlled by another affiliate." MFJ Opinion, 552 F.Supp. at 228. It goes on to say, "For the purposes of this paragraph, the terms 'ownership' and 'owned' mean a direct or indirect equity interest (or the equivalent thereof) of more than fifty (50) percent of an entity." Id. While directed specifically to AT&T itself, the definition suggests that drafters of the decree thought of affiliation in conventional terms--control, typically via ownership.

The decree also defines the BOCs so as to explicitly encompass affiliates under the usual understanding of the term; Section IV(C) states that "the BOCs mean [any corporation listed on an attached appendix] and any entity directly or indirectly owned or controlled by a BOC or affiliated through substantial common ownership." Id. The definition indicates an intent to reach entities either owned or controlled by BOCs, or affiliated with the BOC through a common parent with substantial ownership in both entities. Again, affiliation appears to depend on ownership or control.

As the panel properly notes, however, Section II(D) also referees to affiliation. Thus, although "BOCs" by definition under Section IV(C) include affiliates under the usual understanding of the term, Section II(D) explicitly applies the band not only to BOCs but also to any "affiliated enterprise." The majority, invoking the maxim that contracts should be interpreted so as to give meaning to every provision, concludes that the Section II(D) reference must somehow encompass more than Section IV(C). Maj. Op. at 230.

Like so many constructional maxims, this one seems questionable. An alternative view is that the seemingly redundant definition arose either from neglect, or, more likely in the intensely lawyered atmosphere surrounding this decree, to make assurance doubly sure. Cf. Fort Stewart Schools v. FLRA, 495 U.S. 641, 646, 110 S.Ct. 2043, 2047, 109 L.Ed.2d 659 (1990) (drafting redundancy may have been inserted "out of an abundance of caution--a drafting imprecision venerable enough to have left its mark on legal Latin (ex abundanti cautela)").

The decree's pervasive tendency to repeat references to affiliation supports the abundance-of-caution view. In referring to AT&T in Sections I(A)1, II(B), VIII(B) and VIII(D), the decree in each case adds mention of its "affiliates", which is redundant because Section IV(B) has already defined AT&T as including its affiliates. In addition, Sections III and V refer to the defendants, the BOCs and their affiliates, again redundantly in light of the definitions of
AT&T and the BOCs. Under the majority's interpretive method, evidently, supplementary meanings must be found for each of these seemingly redundant usages. While the pattern convinces me that the drafters emphatically intended to cover affiliates, I see no support for the view that they meant to send the courts off to hunt for special meanings for every repetitious use.

References to affiliate in other antitrust consent decrees. The question of affiliation is obviously posed in antitrust settlements generally, so we may look to such consent decrees for some sign of their meaning in that context. In a sample of 70 consent decrees from July 1980 to the present,1/ 23 of which were published prior to the AT&T Modified Final Judgment (Aug. 24, 1992), the term "affiliate" generally appears in two places in the competitive impact statements and final judgments: (1) the definition of a shorthand company name, which usually adds a term such as "and any ... affiliate thereof" to the full name of the defendant, see, e.g., U.S. v. Merck & Co., Inc., 45 Fed. Reg. 60,044, 60,045 (Sept. 11, 1980); and (2) a boilerplate "applicability" clause, which is identical in virtually all of the searched decrees:

    The provisions of this Final Judgment applicable to Revco shall also apply to each of its officers, directors, agents, employees, affiliates, subsidiaries, successors and assigns, and to all other persons in active concert or participation with any of them who receive actual notice of this Final Judgment by personal service or otherwise.

See, e.g., United States v. Revco D.S., Inc., and Zale Corp., Proposed Final Judgment and Competitive Impact Statement, 46 Fed. Reg. 13,418, 13,419 (Feb. 20, 1981).

    While these decrees typically do not bother to define "affiliates", the applicability clause--which lumps affiliates in with "officers, directors, agents, employees, ..., subsidiaries, successors and assigns"--suggests a narrow meaning. Affiliates area grouped with entities that the defendant (or a parent) is entitled to commit to the consent decree by virtue of ownership or control, in contrast to "all other persons in active concert or participation", seemingly a catch-all for persons who may actively assist the defendant in violating the decree.

Only five of the consent decrees reviewed explicitly define affiliation. All of these definitions include some form of ownership or substantial control. In United States v. Gillette Co., Proposed Final Judgment and Competitive Impact Statement, 55 Fed. Reg. 12,567, 12,571 (April 4, 1990), the decree defined an "'Affiliate' of a legal entity" as "a person controlled, directly or indirectly by a common parent of that legal entity." A decree in the telecommunications context uses a similar definition:

    "Affiliate" or "affiliates" means any organization or entity in which, directly or indirectly, the named person has control or substantial ownership. For purposes hereof, "substantial ownership" means a direct or indirect equity interest (or the equivalent thereof) of fifty percent (50%) or more of an entity. Any parent company of a named person shall also be deemed its affiliate.

- ------------------

1/ LEXIS Library: Genfed, File: Fedreg, Search Request: "competitive impact statement" and affiliat!

United States v. Pacific Telesis Group, Proposed Final Judgment and Competitive Impact Statement, 51 Fed. Reg. 9277, 9278 (March 18, 1986). What "the equivalent thereof" means in the above definition is not clear, but it seems to require an interest somehow comparable to the specified equity share-
- -50%.

Another telecommunications decree, United States v. GTE Corp., Proposed Final Judgment and Competitive Impact Statement, 48 Fed. Reg. 22,020, 22,021 (May 16, 1983), published nine months after the MFJ Opinion, states that affiliate "means any organization or entity in which, directly or indirectly, GTE has any ownership or equity interest or control." GTE also defines "BOC" as including the corporations' "successors and assigns, and any entity directly or indirectly owned or controlled by a BOC or affiliated through substantial common ownership.' Id.

One decree spells out not only the concept of affiliation but the idea of "control" embedded therein:

    "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person ... For purposes of this definition 'control' (including 'controlling', 'controlled by' and 'under common control with') shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

United States v. Alcan Aluminum Ltd., Proposed Final Judgment and Competitive Impact Statement, 49 Fed. Reg. 40,454, 40459 (Oct. 16, 1984). Though broad, the definition of control here seems to depend on legal or contractual power over the other firm's management and policies. There is no hint that it would reach links that merely afford one firm an incentive to influence or favor the other.

Finally, one decree defines "subsidiary" and "affiliate" together, with the former defined as "a company of which the parent owns more than 50% of capital stock", while the latter implies "an entity of which the defendant has more than 50% nonstock ownership interest or has less than 50% interest and exercises or has the right to exercise control." United States v. Hercules Incorporated, Proposed Final Judgment and Competitive Impact Statement, 45 Fed.Reg. 85,840, 85,841, (Dec. 30, 1980).

The decrees,then, are united by a theme of genuine control. They represent the product of the Antitrust Division's lawyers, many of them in the period in which those same lawyers negotiated the MFJ. If those lawyers wanted some drastically broader coverage, one would expect them to say so.

Pre- and post-decree statements by the Department of Justice. The majority places considerable weight on certain assertions by the Department of Justice-
- -before  and after adoption of the decree--as  to the reach of the affiliation
concept of Section  II(D).  See Maj. Op. at 230-31.   First a general caution.
Parol evidence may be used to clarify an ambiguity, and I am ready to assume arguendo that Section II(D)'s redundant reference to affiliation creates an ambiguity. But there is nothing within the decree, or within standard usage of the affiliation concept in antitrust decrees, remotely suggesting a stretch
beyond  the twin ideas  of ownership  and control.   While I  can well imagine
parol evidence helping us to work out the exact line within the zone framed by those basic ideas, I doubt the validity of its use to substitute a completely
new concept.   Cf. Tataranowicz v.  Sullivan 959 F.2d  268, 276 (D.C.Cir.1992)
(When statute contains ambiguity that is readily resolved, the ambiguity force is spent and does not create ambiguity on every other interpretive issue).

In any event, the pre-decree history yields a Justice Department  reference to
possible  capacity-sharing   arrangements   between  the   future   BOCs   and
interexchange carriers and information providers:

    First, to the extent that, as a practical matter, such [capacity-sharing] agreements amount to a joint venture with the sharing enterprise, or otherwise give the BOC a stake in its financial success, e.g., payments on a per-unit-of-traffic basis (exclusive of tariffed access charges), the modification's prohibition against the BOC's reintegration into interexchange or information services markets would be violated.

Response to Public Comments on Proposed Modification of Final Judgment, 47 Fed.Reg. 23,320, 23,347 (May 27, 1982) (emphasis added) (cited at Maj.Op. at 230-31).

The remark seems strikingly discursive. It referees first to joint ventures, suggesting a focus on highly integrated activities. Then it suggests that any BOC "stake in [the other firm's] financial success" would be fatal--a test that if taken seriously would doom a whole range of relations with suppliers and customers whose financial collapse would injure a BOC. Then it refers to "payments on a per-unit-of-traffic basis", a phrase possibly suggestive of some revenue-sharing arrangement, but without much precision.2/ Taken as a whole, the passage does not seem carefully worded, although it is, to be sure, vaguely suggestive of a very expansive interpretation of Section II(D).

In assigning weight to this remark, one must also look at the overall context. The Department was, of course, the initiator of the underlying antitrust suit, and presumably a prime mover behind the line-of-business restrictions; that it should have sought to work expansive notions into the parol evidence is not surprising. The significance (if any) of its pre-decree statements depends not so much on Justice's assertions but on AT&T's apparent failure to respond (appellants have not called our attention to any responses).

- ----------------

2/ The AT&T brief goes on to quote a remark that the decree prevents "the reemergence of any division of revenues procedures to supplant the exchange access tariff provisions." Competitive Impact Statement in Connection with Proposed Modification of Final Judgment, 47 Fed.Reg. 7170,7178 (Feb 17, 1982) (cited in AT&T Br. at 11-12). Because of the statement's focus on supplanting access pursuant to tariffs, it evidently rests on Section II(A) of the MFJ, requiring that such access be "on an unbundled, tariffed basis", see 552 F.Supp. at 227, and the majority does not rely on it.

Yet the significance even of AT&T's silence is questionable. First, we do not have a grasp of the total volume of contentions floated at the time; other claims may have seemed more egregious and therefore more demanding of refutation. Second, who was around to do any rebutting? The BOCs were mere embryos within AT&T. To the extent that AT&T managers may have anticipated more of a future with the new AT&T than with the BOCs, they would not have been inclined to attack understandings that would protect the new AT&T from later competition. At a minimum, the AT&T management faced, as we have noted before, "a significant inherent conflict of interest" with respect to these restrictions. See United States v. Western Electric Co., 969 F.2d 1231,1239 (D.C.Cir. 1992). With the context borne in mind, the Justice Department remark seems wholly inadequate to overthrow conventional understandings of the phrase the parties actually used.

The majority then turns to an assertion of the Department of Justice made November 10, 1983, after the decree was adopted (August 24, 1982) and even after the Supreme Court had affirmed the judgment (February 28, 1983). The remark broadly attacks a division of revenues arrangement between a BOC and AT&T, an arrangement proposed by AT&T and resisted by the BOC in question, Bell Atlantic. See Maj.Op. at 11. It is hard to know what to make of this, but since the BOC was objecting to something AT&T wished to foist upon it, the context is hardly one where BOCs can be said to have "acquiesced" in a particular DOJ claim. At most, we seem to have evidence of the practice of the parties under the contract--evidence overwhelmed by AT&T"s own conduct in matters far closer to home, namely its agreement to pay royalties to BOCs as a method of reimbursement for development funding. I now turn to that conduct.

AT&T Conduct. AT&T concedes that since adoption of the MFJ there have been what it calls "a few instances" in which it agreed to undertake development work for a BOC if the BOC paid the expenses, in exchange for a reduced purchase price or royalties on sales to other buyers. See J.A. 558-59. So far as appears, these were all entered into without any request for waivers under Section VIII(C). One gets some idea of what "a few" means to AT&T when one goes on to read that there were six such agreements (evidently a trivial fraction in AT&T's eyes) in which the royalty pay-out was not capped at the initial development expenses Id. at 559.

AT&T leans heavily on this distinction--the cap on royalties--to dismiss the significance of its own conduct. See id. But even for the capped agreements, the BOC must have had--until the cap was reached--the financial stake in sales of the product that AT&T now claims is absolutely forbidden under the MFJ. Further, even if we zeroed in only on the six uncapped transactions, six seems like a substantial run of the parties' course of conduct. "'[S]how me what the parties did under the contract and I will show you what the contract means.'" Thompson v. Fairleigh, 300 Ky. 144, 187 S.W.2d 812, 816 (1945)
(quoting unidentified English judge) (cited in E. Allan Farnsworth,  Contracts
Section 7.13, n. 28 at 535 (2d ed. 1990)). These actions of AT&T, flatly contradicting its current claims, seem far more convincing than a sprawling sentence once uttered by the Department of Justice to address a hypothetical transaction marginally relevant to the present issue.

Finally, AT&T's urges us to disregard the six uncapped transactions on the basis of a claim that "after AT&T's management and counsel became aware of the form of these agreements, a memorandum was sent to AT&T sales personnel in December, 1987," directing that all such future arrangements should be of the capped variety. J.A. 559. Again, the cap only diminishes the scale of AT&T's violation of the principle that AT&T and the majority find in the decree. Further, the implicit excuse that AT&T's "management and counsel" were wholly unaware of these transactions is no help. If the contracts were binding (and there is no assertion to the contrary), they must have been entered into by persons with adequate authority. They are acts of AT&T.

                                  *    *    *

Although there seems only the weakest formal case for reading "affiliated enterprise" to encompass any firm sharing revenue with a BOC, it makes sense to see whether such arrangements so clearly impinge on the pro-competitive purposes of the MFJ that the wrench of the language deserves serious consideration.

The majority identifies three ways in which a royalty arrangement of this kind agreed upon by Ameritech and David Systems might imperil the antitrust objectives of the decree. As a result of the agreement the BOC could (1) grant the funded manufacturer privileged access to its technical requirements or adopt preferential standards; (2) engage in cross-subsidization, paying inflated prices on its own purchases, thus enabling the funded manufacturer to "undersell its competitors and gain power in other markets"; and (3) buy from the funded manufacturer even if the price/quality relationship of the manufacturer's product was inferior to its competitors'. Major.Op. at 232-33.

Of course it is true that a BOC could act in these ways with respect to a funded manufacturer. That alone is surely not enough--a BOC could act that way towards any firm. The question would seem to be whether the funding/royalty relationship is likely to create such strong incentives to engage in this behavior, and with such serious likelihood of anticompetitive impacts, that we should regard the funding relationship as substantially akin to garden-variety affiliation.

Let us first take cross-subsidization, the most concrete of the hazards, and, in fact, the template for the other two. The feared result--"gain[ing] power in the other markets"--of course cannot inflict an antitrust injury unless the BOC and funded company can overcome all the conventional hazards to successful predatory pricing; the prospects of driving competitors out, and the hurdles to any new entry, must be so great that the present discounted value of the hypothetical future monopoly over charges exceeds the present discounted value of the guaranteed upfront losses. See Brook Group v. Brown & Williamson Tobacco Corp., -- U.S.--,--,--, 113 S.Ct. 2578, 2588-89, 125 L.Ed.2d 168
(1993). As a result, "predatory pricing schemes are rarely tried, and even more rarely successful". Id. at --, 113 S.Ct. at 2589 (citations omitted). We must assume, of course, that a BOC may be able to pass the cost of overpayments to its "affiliate" forward to customers as a cost of business under its regulated rates, see National Rural Telecom Ass'n v. FCC, 988 F.2d 174, 178, 179-80 (D.C.Cir.1993), and that therefore the BOC could fund the predation at a lower real cost than could a firm in an unregulated market-- could fund it with, as it were, "free" money. Thus, the price--regulated environment makes the prospect of cross-subsidization and predation far more plausible than normally.

The question, though, is how conducting such an operation through a funded independent manufacturer, which simply owes the BOC a royalty on sales of the funded product, compares with doing so through a genuine affiliate. The answer is that it is a rather feeble substitute. Although overpayments to the funded may be "free" to the BOC, the money is by no means free to the funded entity firm. Once in the fundee's hands, the money is its own, so that investing it in a scheme of predation is just as costly for the fundee as for any firm in any ordinary market not subject to price regulation. The absence of either BOC ownership or control, or the ownership or control of both entities by a common parent, thus severs precisely the link that made cross-subsidization and predation more serious risks in this economic environment.

Of course the BOC could seek to enter into side agreements with the fundee, committing it to use the funds for predation. But the absence of control, which we must assume under the majority analysis, clearly increases hazards of such a conspiracy; the number of people necessarily brought in increases, and there are at least two chains of command to be silenced rather than one. The district court recognized this distinction at the time it approved the decree:
"Anticompetitive activities undertaken by two separate corporations rather than by two components of the same corporation are likely to be far more difficult to accomplish because of increased problems of coordination and the greater possibility of detection." MFJ Opinion, 552 F.Supp. at 191. Further, as a competitor can probably survive in these fields only by selling to several operating companies,3/ the funded entity will likely have many customers other than the funding BOC, making it harder for the BOC to inflict effective punishment for "cheating".

The two other concerns identified by the majority suffer from the same basic problem. Preferring the fundee despite an inferior price/quality relation seems just an intricate way of overpaying it. Again, the absence of ownership or control of the fundee, or ownership of both entities by a common parent, deprives the BOC of the ability to assure that these overpayments, perhaps "free" from its perspective but surely not from that of the fundee, will be applied in accordance with its purpose rather than the fundee's. Similarly, favoring the fundee with advance technical information or with discriminatory technical standards also appears to be simply a complicated way of shifting value to the fundee at the expense of the BOC (or, by the assumptions we are indulging here, the BOC's customers). Without control over the fundee's use of the profits that derive from this advantage, the BOC is in a weak position to achieve its goals.

- -----------------

3/ See Peter Huber, The Geodesic Network: 1987 Report on Competition in the Telephone Industry, 14.8 (1987) (reporting very large economies of scale in development of switches, with prospect the 18 firms manufacturing digital switches worldwide in 1984 will likely to fall to fewer than a dozen); see also Comments of David Systems, Inc., in Support of Ameritech's Revised Request for a Waiver to Allow the receipt of Royalties on Third-Party Sales of Telecommunications Products, 5 (DOJ June 30, 1988) (Joint Appendix 408) ("no one buyer has a large enough share of the market to make it economically attractive to produce a product for that one buyer alone").

Again, I cannot argue that the funding-and-royalty arrangement is absolutely without antitrust risk; probably nothing is without such risk. What seems plain to me is that whatever risks exist in that context are trivial compared with those that the drafters assumed applicable to entry by a BOC into the forbidden lines of business via a conventional affiliate.

In fact, funding/royalty arrangements are likely to enhance competition in telecommunications products by providing a new source of funding for smaller companies with innovative ideas. BOCs have a comparative advantage in judging the prospects for investments in research the development of products complementary to their business, and an obvious interest in ensuring that such innovation occurs. They thus can diminish the imperfection of financial markets due to normal lenders' lack of information about the market and the technology. The funding/royalty arrangement increases the likelihood of such financial assistance, for it enables the BOC to commit capital in a form that entitles it to share in the high returns on very successful projects, just as a wildcatter arranges to share in the rare success among exploratory oil and gas wells. Similarly, just as a wildcatter assembles leases in the area of intended exploration so as to capture as much as possible of the value of the information that a successful well will yield (and to prevent free riding by others), so a BOC taking substantial risk on a new technology would want to diminish free-riding by other buyers, which is precisely what the royalty arrangement permits.

The BOC's investment, to be sure, carries a marginal anticompetitive risk. A BOC may persist in dealing with a funded firm longer than it would with a totally disconnected one; as with any lender, the hope that a little more indulgence will save the project will weigh against the advantages of cutting its losses. This is a far cry, however, from the deliberate cross-subsidization and predation, which, as I argued above, is pertinent in the case of a genuine affiliate but is rendered highly unlikely here by the fundee's independent interest in any revenues once it has received them from the BOC.

                                  *    *    *

The majority's methodology is somewhat unclear to me. Once it abandons what it correctly identifies as the "usual" understanding of affiliation, see Maj.Op. at 230-31, it turns, unguided by any contract language, to parol evidence and postdecree assertions of the Department of Justice. These include, as we have seen, direct or indirect references (1) to revenue-sharing with a firm in a forbidden line of business and (2) to arrangements giving a BOC "any stake" in the success of such a firm. The majority does not commit itself as between these two formulae. If revenue-sharing is forbidden because it involves a BOC "stake" in the funded enterprise, or because of the anticompetitive hazards sketched by the majority, then any loan is equally forbidden, and a variety of long-term arrangements such as requirements contracts are at risk. A decision embracing so radical an interpretation should confront its implications. On the other hand, if revenue-sharing is singled out from other arrangements by which a BOC might have a stake in a funded entity's success in a forbidden line of business, them we should learn just what the analytic distinction is.

For purposes  of  this case,  all that  is needed  is that  we recognize  that section II(D)'s reference  to "affiliated entity"  is within the  conventional

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

range of affiliation, and thus requires ownership or control by the BOC, or the ownership of both entities by a common parent. As the David systems transaction is outside that range, we need not settle the narrow dispute as to whether Section II(D)'s reference to affiliation simply incorporates Section IV(C)'s definition or calls for a slightly broader one such as that advanced by the Department of Justice4/, which appears here in support of Ameritech's view that the transaction is outside Section II(D).

This case is full of ironies. The first, of course, is that AT&T is hereby enabled to use the line-of-business restrictions, adopted in the name of pro-competitive purposes, to stifle competition from small firms that might enter the telecommunications products markets as a result of BOC funding, thus protecting, for example, its 49% share of sales of central office switches. Further, it is only because of AT&T's role as a successor party to the MFJ that it is able to press its claim here. United States v. Western Elec. Co., 969 F.2d 1231, 1237-41 (D.C. Cir. 1992). As AT&T would gain in higher prices from any reduction in competition, unless it were driven from the field, it would have "antitrust standing" only if it were able to make a showing that the feared predation has some likelihood of eradicating AT&T itself as a competitor, see Matsushita Elec. Industrial Co. v. Zenith Radio Corp., 475 U.S. 574, 588-93, 106 S.Ct. 1348, 1356-59, 89 L.Ed.2d 538 (1986), a laughably implausible scenario.

A second irony is that it is now seriously asserted in some quarters that the nature of the long distance and local telephone markets may be precisely the opposite of what was assumed at the adoption of the MFJ. That assumption, of course, was that the technology of the long distance market would be radio, that its unit costs would not decline with volume, and that it therefore would be competitive; the assumption for local changes was that their technology would be wire, that unit costs would decline throughout the relevant market, and that therefore it would be a natural monopoly. To the extent that glass fiber is replacing radio for long distance, and cellular radio emerges as the optimal technology in the local loop, these premises are reversed. See Peter
W. Huber, "Telephones, Competition, and the Candice-Coated Monopoly", Regulation (1993 No. 2) 34-43. Of course no record has been made as to any such matters and no attempt to amend the decree is before us. Such contentions tend, however, to undermine the majority's implicit assumption that there is some overwhelming economic need to reach out and expand the decree's line-of-business restrictions.

In any event, our job is to construe the agreement as written. As I can find no basis at all for conceiving "affiliated enterprises" to include funded royalty payors, either in the decree's language, the tradition of antitrust consent decrees, the skimpy parol evidence, the practice of the parties, or the overall purposes of the MFJ, I respectfully dissent.


- --------------------
4/  The  Department of  Justice urges  us to  read "affiliated  enterprise" in
    Section II(D) to include entities in which a BOC has a more than de minimis equity interest (5% or more) or exercises substantial management control. Brief for Appellant United States of America at 2.





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